Exhibit 99.1

Answerthink, Inc. Adopts Shareholder Rights Plan

Miami, FL, February 16, 2004—Answerthink, Inc. (NASDAQ: ANSR) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on February 26, 2004. The Rights Plan was not adopted in response to any known offers for Answerthink.

The Rights Plan is designed to deter coercive or unfair takeover tactics. The Rights Plan will assist the Company’s Board of Directors in dealing with any future actions taken by hostile entities that attempt to deprive the Company and its shareholders of the opportunity to obtain the most attractive price for their shares. The Rights Plan is similar to stockholder protective plans adopted by many other companies.

In implementing the Rights Plan, the Board of Directors has declared a dividend of one right for each outstanding share of the Company’s Common Stock. Each right initially would entitle the holder thereof to purchase a fraction of a share of Preferred Stock. The rights will expire on February 13, 2014. The rights will continue to be represented by, and trade with, Answerthink’s common stock certificates unless the rights become exercisable. The rights become exercisable (with certain exceptions) only in the event that a person or group acquires, or announces a tender or exchange offer for 15% or more of Answerthink’s Common Stock. Due to the current ownership position of its largest shareholder, that specific shareholder, together with its affiliates and associates will be permitted to acquire up to 20% of the Common Stock without making the rights exercisable.

Details of the Rights Plan will be mailed to all shareholders of the Company.

About Answerthink

Answerthink, Inc. (www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, the world’s leading repository of enterprise best practice metrics and business process knowledge, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, technology integration, and offshore application maintenance and support. Founded in 1997, Answerthink has offices throughout the United States and in Europe.

# # #

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, our ability to effectively integrate acquisitions into our operations, our ability to attract additional business, the timing of projects and the potential for contract cancellation by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in general economic conditions and interest rates, the risk that the Internal Revenue Service or the courts may not accept the amount or nature of one or more items of deduction, loss, income or gain as reported by Answerthink for tax purposes and the possible outcome of pending litigation and our actions in connection with such litigation as well as other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.